As filed with the Securities and Exchange Commission on
January 31, 2007
Registration No. 333-_______
_____________________________________________________________________________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
______________________

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
______________________

NEW JERSEY RESOURCES CORPORATION
(Exact Name of Registrant as Specified in its Charter)

NEW JERSEY
(State or Other Jurisdiction of Incorporation or Organization)

22-2376465
(I.R.S. Employer Identification No.)

1415 WYCKOFF ROAD
WALL, NEW JERSEY 07719
(Address of Principal Executive Offices)

NEW JERSEY RESOURCES CORPORATION
2007 STOCK AWARD AND INCENTIVE PLAN

(Full Title of the Plan)

MARIELLEN DUGAN, GENERAL COUNSEL
NEW JERSEY RESOURCES CORPORATION
1415 WYCKOFF ROAD
WALL, NEW JERSEY 07719
(Name and Address of Agent for Service)

(732) 938-1489
(Telephone number, including area code of agent for service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $2.50 per share	750,000	$47.21	$35,407,500	$3,788.60

(1) To be offered pursuant to the New Jersey Resources Corporation (the "Company")  2007 Stock Award and Incentive Plan (the “2007 Plan”). In accordance with Rule 416(a), the number of shares of Common Stock being registered hereunder may be increased from time to time to that number of shares of Common Stock resulting from a stock split, stock dividend or similar transaction effected without the receipt of consideration that results in an increase in the number of the outstanding shares of the Company's Common Stock. An additional 678,751 shares of Common Stock may be issued under the 2007 Plan representing unissued registered shares available under the Employee and Outside Director Long-Term Incentive Compensation Plan (Registration Statement No. 333-133453) and an indeterminate amount of additional shares underlying restricted stock, performance units or unexercised vested or unvested stock options that previously have been granted and are outstanding under the Employee and Outside Director Long-Term Incentive Compensation Plan and Outside Director Stock Compensation Plan (Registration Statement No. 333-133453) and, which restricted stock or options expire or otherwise lapse, are terminated or forfeited, are settled in cash, or are withheld or delivered to the Company for tax purposes. All of such additional shares of Common Stock have previously been registered with the Securities and Exchange Commission pursuant to the Form S-8 Registration Statement identified in the previous sentence.

(2) Estimated solely for the purpose of determining the registration fee, based upon the average of the high and low sale prices of the Company's Common Stock as reported on the New York Stock Exchange on January 25, 2007, pursuant to Rule 457(h).

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Deocument by Reference.
Item 4. Description of Securities.
Item 5. Interests of Named Experts and Counsel.
Item 6. Indemnification of Directors and Officers.
Item 7. Exemption From Registration Claimed.
Item 8. Exhibits.
Item 9. Undertakings.
SIGNATURES
EXHIBIT INDEX TO REGISTRATION STATEMENT ON FORM S-8 OF NEW JERSEY RESOURCES CORPORATION
EX-5.1: OPINION OF WINDELS MARX LANE & MITTENDORF, LLP
EX-23.1 CONSENT OF DELOITTE & TOUCHE, LLP

 PART  II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “SEC”) are hereby incorporated by reference into this Registration Statement:

(a) The annual report on Form 10-K of the Company as of and for the fiscal year ended September 30, 2006;

(b) The current reports on Form 8-K filed with the SEC on December 18, 2006, January 12, 2007 and January 30, 2007; and

(c) The description of the Company’s common stock is contained in the Registrant’s Registration Statement on Form 8-A filed with the SEC on June 15, 1982, as updated by pertinent information furnished in subsequent reports filed pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

In addition, all documents subsequently filed by the Company with the SEC pursuant to Sections 12, 13(a), 14 and 15(d) of the Exchange Act after the effective date of this Registration Statement, but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the respective date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or is deemed to be incorporated by reference herein modified or superseded such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The New Jersey Business Corporation Act (“NJBCA”) provides that a New Jersey corporation has the power to indemnify a director or officer against his or her expenses and liabilities in connection with any proceeding involving the director or officer by reason of his or her being or having been such a director or officer, other than a proceeding by or in the right of the corporation, if such a director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation; and with respect to any criminal proceeding, such director or officer had no reasonable cause to believe his or her conduct was unlawful.

The indemnification and advancement of expenses shall not exclude any other rights, including the right to be indemnified against liabilities and expenses incurred in proceedings by or in the right of the corporation, to which a director or officer may be entitled under a certificate of incorporation, bylaw, agreement, vote of stockholders, or otherwise; provided that no indemnification shall be made to or on behalf of a director or officer if a judgment or other final adjudication adverse to the director or officer establishes that his or her acts or omissions (a) were in breach of his or her duty of loyalty to the corporation or its stockholders, (b) were not in good faith or involved in a knowing violation of law or (c) resulted in receipt by the director or officer of an improper personal benefit.

Article X of the Company’s Restated Certificate of Incorporation provides:

“To the fullest extent from time to time permitted by law, directors or officers shall not be personally liable to the Corporation or its stockholders for damages for breach of any duty owed to the Corporation or its stockholders. Unless otherwise permitted by law, the provisions of this paragraph shall not relieve a director or officer from liability for any breach of duty based upon an act or omission (a) in breach of such person's duty of loyalty to the Corporation or its stockholders, (b) not in good faith or involving a knowing violation of law or (c) resulting in receipt by such person of an improper personal benefit. No amendment or repeal of this provision shall adversely affect any right or protection of a director or officer of the Corporation existing at the time of such amendment or repeal.”

Article IX of the Company’s By-Laws provides:

“Section 1. Each person who is a party or is threatened to be made a party, either as plaintiff, defendant, respondent, or otherwise, to any action, suit, or proceeding, whether civil, criminal, administrative, regulatory or investigative (a "Proceeding"), based upon, arising from, relating to, or by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation or non-profit corporation, cooperative, partnership, joint venture, trust, or other incorporated or unincorporated enterprise, or any employee benefit plan or trust (each, a "Company Affiliate"), shall be indemnified and held harmless by the Company to the fullest extent authorized by the NJBCA, as the same exists on the date of the adoption of this Bylaw [March 12, 1997] or as may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Company to provide broader indemnification rights than the NJBCA permitted the Company to provide prior to such amendment), against any and all expenses, liability, and loss (including, without limitation, investigation expenses and expert witnesses' and attorneys' retainer, fees and expenses, judgments, penalties, fines, and amounts paid or to be paid in settlement) actually incurred by such person in connection therewith; provided, however, that, except for Proceedings seeking to enforce rights under this Bylaw, the Company shall indemnify any such person seeking to enforce such rights in connection with a Proceeding (or part thereof) initiated by such person only if such Proceeding (or part thereof) was authorized by a majority vote of the Board of Directors. The right to indemnification conferred in this Article IX shall be a contract right and shall include the right to be paid by the Company for expenses to be incurred in defending or prosecuting any such Proceeding in advance of its final disposition.

Section 2. The right to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred in this Article IX shall not be exclusive of any other right which any person may be entitled under any statute, provision of the Restated Certificate of Incorporation, or Bylaw, an agreement, a resolution of shareholders or directors, or otherwise both as to action in such person's official capacity and as to action in another capacity while holding such office.

Section 3. The Company may purchase and maintain insurance or furnish similar protection on behalf of any person who is a director, officer, employee, or agent of the Company or who, while a director, officer, employee, or agent of the Company, is serving at the request of the Company as a director, officer, partner, trustee, employee, or agent of a Company Affiliate, against any liability asserted against and incurred by such director, officer, employee, or agent in such capacity or arising out of such director's, officer's, employee's, or agent's status as such, whether or not the Company would have the power to indemnify such director, officer, employee, or agent against such liability under the NJBCA.

Section 4. The Board of Directors, or, if so authorized by the Board of Directors and as it relates to the employees or agents of the Company, one or more officers of the Company, may indemnify and advance expenses to directors, officers, employees or agents of the Company on such terms and conditions as the Board of Directors or any such officer or officers, as applicable, deem appropriate under the circumstances.

Section 5. Anything in this Article IX to the contrary notwithstanding, no elimination of this Bylaw and no amendment of this Bylaw adversely affecting the right of any person to indemnification or advancement of expenses hereunder shall be effective until the sixtieth day following notice to such indemnified person of such action, and no elimination of or amendment to this Bylaw shall deprive any such person of such person's rights hereunder arising out of alleged or actual occurrences, acts, or failures to act which had their origin prior to such sixtieth day.

Section 6. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article IX shall, unless otherwise provided when authorized, continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.”

The Company maintains, at its expense, insurance policies which insure its directors and officers (up to certain amounts per year and subject to certain exclusions and deductions) against certain liabilities which may be incurred in those capacities.

       The Company has entered into indemnification agreements with certain of its directors and officers providing that the Company shall indemnify them in every case that they may be indemnified pursuant to Section 14A:3-5 of the NJBCA. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are filed with this Registration Statement.

Exhibit
Number                         Description of Exhibit

4.1          New Jersey Resources Corporation 2007 Stock Incentive and Award Plan (incorporated by reference to
               Appendix A to the Registrant’s definitive proxy statement on Schedule 14A for the 2007 Annual Meeting of  Shareholders, as filed with the SEC on December 20, 2006).

5.1    Opinion of Windels Marx Lane & Mittendorf, LLP*

23.1       Consent of Deloitte & Touche, LLP*

23.2     Consent of Windels Marx Lane & Mittendorf, LLP* (included in Exhibit 5.1 hereto)

      * filed herewith

Item 9. Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(2) That, for purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's Annual Report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the company pursuant to the indemnification provisions summarized in Item 6, or otherwise, the company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the company of expenses incurred or paid by a director, officer of controlling person of the company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Township of Wall, State of New Jersey, on the 31st day of January, 2007.

                                NEW JERSEY RESOURCES CORPORATION

By: ___/s/ Glenn C. Lockwood________
Glenn C. Lockwood
Senior Vice President and
Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/s/ Laurence M. Downes Laurence M. Downes	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)	January 31, 2007

/s/ Nina Aversano Nina Aversano	Director	January 31, 2007

/s/ Laurence R. Codey Lawrence R. Codey	Director	January 31, 2007

/s/ M. William Howard, Jr. M. William Howard, Jr.	Director	January 31, 2007

/s/ Jane M. Kenny Jane M. Kenny	Director	January 31, 2007

/s/ Alfred C. Koeppe Alfred C. Koeppe	Director	January 31, 2007

/s/ J. Terry Strange J. Terry Strange	Director	January 31, 2007

/s/ David A. Trice David A. Trice	Director	January 31, 2007

/s/ William H. Turner William H. Turner	Director	January 31, 2007

/s/ Gary W. Wolf Gary W. Wolf	Director	January 31, 2007

/s/ George R. Zoffinger George R. Zoffinger	Director	January 31, 2007

EXHIBIT INDEX TO REGISTRATION
STATEMENT ON FORM S-8 OF
NEW JERSEY RESOURCES CORPORATION

       Exhibit
       Number                 Description of Exhibit

4.1       New Jersey Resources Corporation 2007 Stock Incentive and Award Plan (incorporated by reference to
       Appendix A to the Registrant’s definitive proxy statement on Schedule 14A for the 2007 Annual Meeting of  Shareholders, as filed with the SEC on December 20, 2006).

5.1          Opinion of Windels Marx Lane & Mittendorf, LLP *

23.1   Consent of Deloitte & Touche LLP*

23.2       Consent of Windels Marx Lane & Mittendorf, LLP * (included in Exhibit 5.1 hereto)

     * filed herewith

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